VERSANT MEDIA GROUP, INC.
EMPLOYEE STOCK PURCHASE PLAN

    Versant Media Group, Inc., a Pennsylvania corporation (the “Company”), hereby adopts the Versant Media Group, Inc. Employee Stock Purchase Plan (the “Plan”), effective as of June 25, 2026, the date the Plan becomes effective, subject to the approval by the shareholders of the Company. The Plan shall remain in effect, subject to the right of the Board and the Committee to amend or terminate the Plan at any time pursuant to Paragraph 14 hereof, until all of the Shares authorized under the Plan have been purchased according to the Plan’s provisions.

1.Purpose.
The Plan provides Eligible Employees of the Company and Participating Companies an opportunity to purchase shares of Class A common stock of the Company through after-tax payroll deductions, thereby providing Eligible Employees with a personal stake in the Company and linking the personal interests of Eligible Employees to those of the Company’s shareholders. The Plan is not intended to qualify as an “employee stock purchase plan” within the meaning of section 423 of the Code. The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA).

2.Definitions.
(a)“Account” means a bookkeeping account established by the Committee on behalf of a Participant to hold Payroll Deductions.
(b)“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, the term “control,” including its correlative terms “controlled by” and “under common control with,” mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
(c)“Board” means the Board of Directors of the Company.
(d)“Brokerage Account” means the brokerage account established under the Plan by the Company for each Participant, to which Shares purchased under the Plan shall be credited.
(e)“Change in Control” means the occurrence of any one or more of the following events:
(i)any Person or “group” (as defined in Section 13(d) of the 1934 Act), other than an employee benefit plan or trust maintained by the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s outstanding securities entitled to vote generally in the election of directors, unless a majority of the directors of the Company in office immediately preceding the date on which such Person acquires such beneficial ownership, by resolution negates the effectiveness of this provision in a particular circumstance;

(ii)at any time during a period of 12 consecutive months, individuals who at the beginning of such period constituted the Board and any new member of the Board whose election or nomination for election was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was so approved, cease for any reason to constitute a majority of members of the Board;
(iii)the consummation of a merger, consolidation, amalgamation, reorganization or similar business transaction or series of related transactions involving the Company or any of its subsidiaries with any other corporation or entity, which would result in the combined voting power of the Company’s securities entitled to vote generally in the election of directors outstanding immediately prior to such transaction or series of related transactions representing (either by remaining outstanding or being converted into voting securities of the surviving entity or, if applicable, the ultimate parent thereof) less than a majority of the combined voting power of the Company or such surviving entity or parent outstanding immediately after such transaction or series of related transactions;
(iv) the consummation of any sale, lease, exchange or other transfer to any Person of all or substantially all of the assets of the Company, in one transaction or a series of related transactions; or
(v)the approval by the shareholders of the Company of a liquidation or dissolution of the Company.
The Board’s determination of the occurrence of a Change in Control shall be final and binding.
(f)“Code” means the Internal Revenue Code of 1986, as amended.
(g)“Committee” means the Compensation and Culture Committee of the Board or its duly authorized delegate (or such other committee appointed by the Board to administer the ESPP).
(h) “Company” means Versant Media Group, Inc., a Pennsylvania corporation, including any successor thereto by merger, consolidation, acquisition of all or substantially all the assets thereof, or otherwise.
(i)“Compensation” means an Eligible Employee’s wages as reported on Form W-2 (i.e., wages as defined in section 3401(a) of the Code and all other payments of compensation for which the Participating Company is required to furnish the employee a written statement under sections 6041(d) and 6051(a)(3) of the Code) from a Participating Company, reduced by reimbursements or other expense allowances, fringe benefits (cash and non-cash), moving expenses, equity compensation, deferred compensation, and welfare benefits, but including salary reduction contributions and elective contributions that are not includible in gross income under sections 125 or 402(a)(8) of the Code.
(j)“Election Form” means the written or electronic form approved by the Company which an Eligible Employee shall use to make an election to purchase Shares through Payroll Deductions pursuant to the Plan.
(k)“Eligible Employee” means an Employee who is not an Ineligible Employee.
(l)“Eligible Employer” means the Company and any subsidiary of the Company in which the Company holds, directly or indirectly, at least a 50% ownership interest and, unless determined otherwise by the Committee, is organized under the laws of the United States of

America; provided that any entity which meets the foregoing as a result of an acquisition by the Company following the effective date of the Plan shall not be an Eligible Employer unless designated by the Committee.
(m)“Employee” means a person who is an employee of a Participating Company.
(n)“Fair Market Value” means the closing price per Share on the principal national securities exchange on which the Shares are listed or admitted to trading (or if the reference date is not a trading day, the immediately preceding trading date) or, if not listed or traded on any such exchange, the fair market value as reasonably determined by the Board or the Committee, which determination shall be conclusive.
(o) “Ineligible Employee” means an Employee who, as of the relevant date of determination:
(i)is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company;
(ii)except as otherwise provided by the Committee, an employee who is (A) employed by a subsidiary that is organized under the laws of a jurisdiction outside of the United States of America or (B) whose principal work location is outside of the United States;
(iii)except as otherwise provided by the Committee, is not on a United States payroll of a Participating Company or is an individual with respect to whom the Participating Company does not report such individual’s compensation as wages on Form W-2;
(iv)has not been continuously employed by the Company or Participating Company as a staff employee on a full-time basis for at least 90 days;
(v) is employed by the Company on a part-time basis;
(vi)is covered by a collective bargaining agreement (or similar labor agreement) unless and to the extent such agreement provides that such Employees shall be eligible to participate in the Plan; or
(vii)is restricted from participating under Paragraph 3(b).
    For purposes of this Paragraph 2(o), an Employee is employed on a part-time basis if the Employee customarily works less than 20 hours per week, and an Employee is employed on a full-time basis if the Employee customarily works 20 or more hours per week.
(p)“Offering Commencement Date” means the first day of each Offering Period as established by the Committee and communicated to Eligible Employees in the applicable offering materials or by such other means as the Committee determines.
(q)“Offering Period” means the offering period designated by the Committee, which shall be no less than one and no more than 27 consecutive months, during which Eligible Employees may elect to purchase Shares pursuant to this Plan. The Committee may, in its discretion and to the extent permitted by law, change, shorten, lengthen, postpone or terminate any Offering Period, and may adopt special Offering Periods to facilitate corporate transactions.
(r)“Participant” means an Eligible Employee who has timely delivered an Election Form to the Company in accordance with procedures established by the Committee.

(s)“Participating Company” means each Eligible Employer whose employees’ Compensation is administered under the Company’s common payroll system, other than such an Eligible Employer that is designated by the Board or Committee as an excluded Eligible Employer, provided that the Board or Committee may designate an Eligible Employer whose employees’ Compensation is not administered under the Company’s common payroll system as a Participating Company. Notwithstanding the foregoing, the Board or the Committee may delegate its authority to designate or exclude an Eligible Employer as a Participating Company under this Paragraph 2(s) to an officer of the Company or committee of two or more officers of the Company.
(t)“Payroll Deduction” means amounts withheld (on an after-tax basis) from a Participant’s Compensation pursuant to the Plan, as described in Paragraph 5.
(u)“Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization.
(v)“Plan” means the Versant Media Group, Inc. Employee Stock Purchase Plan, as set forth in this document, and as such may be amended from time to time.
(w)“Plan Termination Date” means the earlier of:
    (i)    the Purchase Date for the Offering Period in which the maximum number of Shares specified in Paragraph 9(a) have been issued pursuant to the Plan; or
    (ii)    the date as of which the Board or the Committee chooses to terminate the Plan as provided in Paragraph 14(a).
(x)“Purchase Date” means the last day of each Offering Period following an Offering Commencement Date. If a scheduled Purchase Date is not a trading day on the principal securities market for Shares, the Purchase Date shall be the immediately preceding trading day (or such other date as the Committee determines is administratively practicable).
(y)“Purchase Price” means the Fair Market Value per Share on a Purchase Date.
(z)“Shares” means shares of the Company’s Class A common stock, par value $0.01.
(aa)“Successor-in-Interest” means the Participant’s executor or administrator, or such other person or entity to which the Participant’s rights under the Plan shall have passed by will or the laws of descent and distribution.
(bb) “Terminating Event” means any of the following events:
(i)    the liquidation of the Company; or
    (ii)    the closing of any other Change in Control.
The Company shall give Participants at least thirty (30) days’ notice (or, if not practicable, such shorter notice as may be reasonably practicable) prior to the anticipated date of the consummation of a Terminating Event.
(cc) “Withdrawal Form” means the written or electronic form approved by the Company which an Employee shall use to discontinue participation during an Offering Period pursuant to Paragraph 7(b).

(dd) “1934 Act” means the United States Securities Exchange Act of 1934, as amended from time to time.
3.Eligibility and Participation.
(a)Eligibility. Except to the extent participation is restricted under Paragraph 3(b), each Eligible Employee shall be eligible to participate in the Plan, unless determined otherwise by the Committee.
(b)Restrictions on Participation. Notwithstanding any provisions of the Plan to the contrary, no Employee shall be eligible to purchase Shares in an Offering Period to the extent that immediately after the purchase of Shares, such Employee would be subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company.
(c)Enrollment. An Eligible Employee who is eligible to participate with respect to an Offering Period may enroll in the Plan and become a Participant by (i) completing an Election Form pursuant to which the Eligible Employee (A) specifies the amount of their Payroll Deduction(s), which may be expressed as a per pay period percentage or fixed dollar amount, or on such other basis as the Committee decides, (B) authorizes Payroll Deductions to be deducted through payroll from their Compensation (or agrees to another method of payment approved by the Committee), (C) consents to the maximum and minimum Payroll Deduction limits as they apply from time to time, and (D) accepts the terms of the Plan, and filing such completed Election Form with the Company within the election period determined by the Committee preceding the Offering Commencement Date for the first Offering Period to which such Election Form applies, or (ii) following such other enrollment procedure determined by the Committee.
(d)Commencement of Participation. Payroll Deductions for a Participant shall commence on the first full payroll period ending after the applicable Offering Commencement Date when his or her authorization for Payroll Deductions become effective, and shall end on the Plan Termination Date, unless sooner terminated pursuant to Paragraph 7.

4.Shares Per Offering Period.
(a)    Authorized Compensation. The Plan shall be implemented through a series of Offering Periods authorized by the Board or the Committee, during each of which a Participant may purchase Shares using only the Compensation accumulated during that specific Offering Period.
(b)    Number of Shares Available. Shares available for any Offering Period shall be the difference between the maximum number of Shares that may be issued under the Plan, as determined pursuant to Paragraph 9(a), for all of the Offering Periods, less the actual number of Shares purchased by Participants pursuant to prior Offering Periods. If the total number of Shares subject to purchase under the Plan on any Purchase Date exceeds the maximum number of Shares available, the Board or the Committee shall make a pro-rata allocation of Shares available for delivery and distribution in as nearly a uniform manner as practicable, and as it shall determine to be fair and equitable, and the unapplied Account balances shall be returned to Participants as soon as practicable following the Purchase Date.

5.Payroll Deductions.
(a)Amount of Payroll Deductions. On the Election Form, an Eligible Employee may elect to have Payroll Deductions of Compensation earned for each payroll period ending within the Offering Period; provided that the maximum amount of Payroll Deductions for any Eligible Employee for any calendar year shall not exceed $6,000. The Committee may, in its sole discretion, establish a minimum amount of Payroll Deductions for any Eligible Employee to participate in any Offering Period.
(b)Participants’ Accounts. All Payroll Deductions with respect to a Participant pursuant to Paragraph 5(a) shall be credited to the Participant’s Account under the Plan.
(c)Changes in Payroll Deductions. A Participant may discontinue Payroll Deductions during an Offering Period by providing a Withdrawal Form to the Committee at least thirty (30) days before the Purchase Date applicable to such Offering Period (or within such other time period as may be designated by the Committee). No other change can be made during an Offering Period, including, but not limited to, changes in the amount of Payroll Deductions for such Offering Period. A Participant may change the amount of Payroll Deductions for subsequent Offering Periods by giving written notice (or notice in another form pursuant to procedures established by the Committee) of such change to the Committee on or before the 15th day of the month immediately preceding the Offering Commencement Date for the Offering Period for which such change is effective (or such other date approved by the Committee).
6.Purchase of Shares.
(a)In General. Subject to Paragraphs 6(b) and 7 below, on each Purchase Date, each Participant shall purchase, with the funds accumulated in the Participant’s Account as of the Purchase Date, a number of Shares. The total Shares will be based upon Participant Shares, Match Shares and Fractional Shares for each transaction, as applicable.
(i)Participant Shares.  On each Purchase Date, the Company shall apply the funds then credited to each Participant’s Account to the purchase of Shares (“Participant Shares”). As of each such Purchase Date, each such Participant shall purchase the number of Shares calculated in accordance with this subsection (a)(i), unless the Participant has previously elected to withdraw from the Plan; provided, however, that no Shares shall be purchased on a Purchase Date on behalf of any Participant whose participation in the Plan was terminated prior to such Purchase Date. On each Purchase Date, the amount of funds then in the Participant’s Account shall be divided by the Purchase Price, and the number of Shares that results shall be purchased with the funds within the Participant’s Account. Any Fractional Share purchased shall be notionally allocated to the Participant.
(ii)Match Award.  On each Purchase Date, the Company shall make a contribution of Shares to each Participant’s Account (a “Match Award”) equal to one-fourth of the number of Shares purchased on behalf of such Participant through this Plan on such Purchase Date (or such lesser number as may be approved by the Committee) (the “Matching Ratio”). The Committee shall determine the method by which the Match Award will be administered for any Offering Period, Eligible Employer, or jurisdiction (each, the “Match Method”), which may be: (i) delivery of additional Shares (“Match Shares”) equal to the Matching Ratio multiplied by the number of Shares purchased by the Participant on the Purchase Date; or (ii) a cash credit to the Participant’s Account equal to the Matching Ratio multiplied by the dollar amount of the Participant’s Payroll Deductions actually applied to purchase Shares on the Purchase Date (“Matching Dollars”). If the application of the Matching Ratio would result in a Match Award of a Fractional Share, such will be notionally allocated to the Participant, to be aggregated with other notional Fractional Shares on future Purchase Dates. Such Company contributed Shares may be purchased on the open market by the Company or issued from authorized but unissued shares or treasury shares. In accordance with the provisions of the Plan, the Company shall be permitted to issue such Shares net of applicable taxes.
(iii)Fractional Shares. Any calculation of converting Payroll Deductions to Participant Shares or application of a Matching Ratio to determine Match Award that results in a fraction of a Share is herein defined as a “Fractional Share.” No Participant shall have any right to receive any notionally allocated Fractional Share, nor shall any provision herein be construed to give such right. Upon ceasing to be an Eligible Employee or withdrawal from the Plan, any notionally allocated Fractional Share shall be paid in cash to the Participant. Any such payment in respect of a notionally allocated Fractional Share shall be in an amount equal to its fractional equivalent of the Fair Market Value as of the time of ceasing to be an Eligible Employee or such withdrawal, without interest (unless otherwise required by applicable law).
(b)Employment on Purchase Date. On each Purchase Date, each Participant must remain an Eligible Employee to purchase Shares pursuant to this Plan. If a Participant’s employment with the Company and all Participating Companies terminates for any or no reason on or prior to a Purchase Date, or the Participant is an Ineligible Employee as of a Purchase Date, such Participant shall not participate in any purchase of Shares on such Purchase Date, and shall automatically withdraw from the Plan, and the Payroll Deductions credited to the Participant’s Account shall be returned to the Participant (or their Successor-in-Interest, if applicable) as soon as practicable, without interest (unless otherwise required by applicable law).
(c)Transferability of Rights to Purchase Shares. No right to purchase Shares pursuant to the Plan shall be transferable, and no such right to purchase Shares pursuant to the Plan shall be exercisable during the Participant’s lifetime other than by the Participant.
(d)Vesting. All purchased Shares shall be immediately 100% vested when credited to the Participant’s Brokerage Account. All Shares received by a Participant as a result of a Match Award or any Matching Dollars shall be immediately 100% vested when credited to the Participant’s Brokerage Account (unless otherwise determined by the Committee at least thirty (30) days prior to the Offering Commencement Date for such Offering Period).
7.Termination of Participation.
(a)Account. Except as provided in Paragraph 7(b), no amounts shall be distributed from a Participant’s Account during an Offering Period.
(b)Withdrawal from Participation. A Participant may withdraw from participation for any Offering Period by submitting a Withdrawal Form at least ten (10) business days prior to the applicable Purchase Date (or by such other deadline as the Committee may establish). A Withdrawal Form received after the applicable deadline will be effective for the next Offering Period for which timely notice can be given effect. Upon a timely withdrawal, (i) the Participant’s payroll deductions (or other authorized contributions) shall cease as soon as administratively practicable, and (ii) amounts then credited to the Participant’s Account that have not been applied to purchase Shares will be refunded without interest (unless otherwise required by applicable law). A Participant who withdraws may re‑enroll in a future Offering Period in accordance with Paragraph 5.
(c)Termination of Employment. Without limitation of Paragraph 6(b) above, upon termination of a Participant’s employment for any or no reason, all amounts credited to such Participant’s Account shall be immediately returned without interest (unless otherwise required by applicable law) to the Participant, or, following the Participant’s death, to the Participant’s Successor-in-Interest.

8.Interest.
No interest shall be paid or allowed with respect to Payroll Deductions paid into the Plan or credited to any Participant’s Account, or provided to Participants withdrawing from participation and requesting refund of funds from their Account unless otherwise required by applicable law.
9.Shares.
(a)Maximum Number of Shares; Adjustments. Subject to adjustment as provided in this Paragraph 9(a), not more than two million (2,000,000) Shares in the aggregate may be issued pursuant to all Offering Periods made under the Plan. In the event that Shares are changed into or exchanged for a different number or kind of shares of stock or other securities, whether through merger, consolidation, reorganization, recapitalization, stock dividend, stock split-up, spin-off or other substitution of securities of the Company, the Board or the Committee shall make, to the extent permissible under applicable law, appropriate equitable anti-dilution adjustments to the number and class of securities available for issuance under the Plan, to the number and class of shares of stock subject to outstanding Offering Periods, and to the Purchase Price. Any reference to the Purchase Price in the Plan and in any related documents shall be a reference to the Purchase Price as so adjusted. Any reference to the term “Shares” in the Plan and in any related documents shall be a reference to the appropriate number and class of securities available for issuance under the Plan, as adjusted pursuant to this Paragraph 9(a). The Board’s or the Committee’s adjustment shall be effective and binding for all purposes of this Plan. All Shares issued pursuant to the Plan shall be validly issued, fully paid and nonassessable. Shares issued under the Plan may consist, in whole or in part, of previously unissued Shares, treasury shares or Shares purchased on the open market.
(b)Participant’s Interest in Shares. A Participant shall have no interest in Shares offered under the Plan and no rights as a stockholder of the Company unless and until Shares are credited to the Participant’s Brokerage Account.
(c)Crediting of Shares to Brokerage Account. Shares purchased under the Plan and all Match Awards shall be credited to the Participant’s Brokerage Account as soon as practicable following the Purchase Date.
(d)Restrictions on Purchase. The Board or the Committee may, in its discretion, require as conditions to the purchase of any Shares under the Plan such conditions as it may deem necessary to assure that such purchase of Shares is in compliance with applicable securities laws.
(e)Restrictions on Sale of Shares. The Board or the Committee may, in its discretion, require as conditions to the sale of any Shares credited to Participants’ Brokerage Accounts under the Plan such conditions as it may deem necessary to assure that such sale of Shares is in compliance with applicable securities laws.
10.Expenses.
The Participating Companies shall pay all fees and expenses incurred (excluding individual Federal, state, local or other taxes) in connection with the Plan. No charge or deduction for any such expenses will be made to a Participant upon the termination of his or her participation under the Plan or upon the distribution of certificates representing Shares purchased with his or her Payroll Deductions.

11.Taxes.
The Participating Companies shall have the right to withhold from each Participant’s Compensation an amount equal to all federal, state, city or other taxes as the Participating Companies shall determine are required to be withheld by them in connection with the purchase of Shares under the Plan, Match Awards, and in connection with the sale of Shares acquired under the Plan. The Company’s obligation to make any delivery or transfer of Shares shall be conditioned on the Participant’s compliance, to the Company’s satisfaction, with any withholding requirement. Any tax liabilities incurred in connection with a Participant’s participation in the Plan may, to the extent such liabilities cannot be satisfied in full by withholding cash payable in connection with a taxable event, be satisfied by withholding a portion of the Shares otherwise creditable under the Plan having a Fair Market Value approximately equal to the minimum amount of taxes required to be withheld under applicable law.
It is intended that the payments and benefits provided under the Plan will either be exempt from the application of, or comply with, the requirements of section 409A of the Code, and the applicable guidance thereunder. The Plan and all related documents, including but not limited to an Election Form, will be construed, administered, and operated in a manner that effects such intent. Nevertheless, the tax treatment of the benefits provided under the Plan is not warranted or guaranteed. To the extent required to avoid the imposition of additional applicable taxes and penalties pursuant to section 409A of the Code, references in this Plan to a Participant’s “termination,” “termination of employment,” or like terms shall mean “separation from service” within the meaning of section 409A of the Code. Neither the Company nor any Participating Company, nor their respective directors, officers, employees or advisors will be held liable for any tax, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of the Plan or any payments or benefits thereunder.
12.Plan and Payroll Deductions Not to Affect Employment.
Neither the Plan nor any Payroll Deductions hereunder shall confer upon any Eligible Employee any right to continue in the employ of the Participating Companies.
13.Administration.
The Plan shall be administered by the Committee. The Board and the Committee shall have authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations deemed necessary or advisable in administering the Plan, with or without the advice of counsel, including determination of the methods through which Eligible Employees may elect to participate, amend their participation, or withdraw from participation in the Plan, and establish methods of enrollment by means of a manual or electronic form of authorization or an integrated voice response system, determination of matters concerning the means of issuance of Shares and the procedures established to ensure that the Company’s applicable tax withholding obligations are satisfied. The Committee may delegate its administrative duties, subject to its review and supervision, to the appropriate officers and employees of the Company. The determinations of the Board and the Committee on the matters referred to in this Paragraph 13 shall be conclusive and binding.
14.Amendment and Termination.
(a)    Right to Amend and Terminate. The Board or the Committee may terminate the Plan at any time and may amend or suspend the Plan from time to time in any respect; provided, however, that upon any termination of the Plan, all Shares or Payroll Deductions (to the extent not yet applied to the purchase of Shares) under the Plan shall be distributed to the Participants without interest (unless otherwise required by applicable law), provided further, that no amendment to the Plan shall adversely affect the right of any Participant to receive his or her proportionate interest in the Shares or his or her Payroll Deductions (to the extent not yet applied to the purchase of Shares) under the Plan, and provided further that the Company may seek shareholder approval of the Plan or any amendment to the Plan if such approval is determined to be required by or advisable under the regulations of the Securities and Exchange Commission or the Internal Revenue Service, the rules of any stock exchange or system on which the Shares are listed or other applicable law or regulation, and provided further that the Board or the Committee may condition the effectiveness of any Election Form on such shareholder approval.
(b)    Plan Expiration. The Plan shall automatically expire and terminate on the Plan Termination Date, at which time no further Offering Periods shall commence. Any Shares scheduled for purchase prior to such date may be settled in accordance with the terms of this Plan following such date.
15.Government and Other Regulations.
(a)In General. The purchase of Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies as may be required. Any issuance, delivery, or acquisition of Shares pursuant to the Plan shall be subject to applicable law, stock‑exchange listing standards, and Company policies (including insider‑trading and blackout policies). The Committee may change the source of Shares for any Offering Period and may authorize the Company or its appointed agent to effect open‑market purchases in one or more transactions (which may include transactions effected under a Rule 10b5‑1 trading plan or similar arrangement). The Company shall have no obligation to issue, deliver, or acquire Shares if, in the Committee’s judgment, doing so would violate applicable law, listing standards, or Company policy; in such cases, the Committee may delay settlement until compliance is satisfied or provide for a uniform alternative treatment, including cash settlement or refund without interest of amounts not applied to purchase Shares.
(b)Securities Law. The Committee shall have the power to make each offering under the Plan subject to such conditions as it deems necessary or appropriate to comply with the then-existing requirements of the Securities Act of 1933, as amended, and the 1934 Act, and any applicable rules promulgated by the Securities and Exchange Commission thereunder.
16.Non-Alienation.
No Participant shall be permitted to assign, alienate, sell, transfer, pledge or otherwise encumber his right to purchase Shares under the Plan prior to the time that such Shares are credited to the Participant’s Brokerage Account. Any attempt at assignment, alienation, sale, transfer, pledge or other encumbrance shall be void and of no effect.
17.Notices.
Any notice required or permitted hereunder shall be sufficiently given only if delivered personally, telecopied, or sent by first class mail, postage prepaid, and addressed:
If to the Company:
Versant Media Group, Inc.
229 West 43rd Street
New York, NY 10036
Attention: General Counsel

Or any other address provided pursuant to notice provided by the Committee.
If to the Participant:
At the address on file with the Company or Participating Company from time to time, or to such other address as either party may hereafter designate in writing (or via such other means of communication permitted by the Committee) by notice similarly given by one party to the other.
18.Computational Errors.
In the event mathematical, accounting, or similar errors are made in maintaining Plan Accounts, the Company may make such equitable adjustments as it deems appropriate to correct such errors.
19.Successors.
The Plan shall be binding upon and inure to the benefit of any successors or assigns of the Company.
20.Severability.
If any part of this Plan shall be determined to be invalid or void in any respect, such determination shall not affect, impair, invalidate or nullify the remaining provisions of this Plan which shall continue in full force and effect.
21.Acceptance.
The election by any Eligible Employee to participate in this Plan constitutes his or her acceptance of the terms of the Plan and his or her agreement to be bound hereby.

22.Applicable Law.
This Plan shall be construed in accordance with the laws of the Commonwealth of Pennsylvania (excluding the conflict of laws rules), to the extent not preempted by applicable Federal law.